EXHIBIT 99.2

Proton Green Issues Shareholder Letter and Provides Corporate Update

HOUSTON – October 17, 2024 -- Proton Green, LLC (OTC: CYRB) (“Proton Green” or the “Company”), an operator of one of the largest helium and beverage grade CO2 hubs in North America, today issued a letter to shareholders from Steven Looper, Chief Executive Officer of Proton Green.

Dear Shareholders,

2024 has been a year of foundation building while we worked to execute on the pre-commercial development of our helium and CO2 resources in the Southwestern United States. We have continued to focus on external financing and negotiation of long-term sales agreements that will enable the construction of our scalable and modular production plants through a combination of non-dilutive debt and equity. We believe our development plan positions the company for initial production by early 2026, and for us to become one of the leading North American producers of helium and beverage grade CO2 once operating at scale.

Asset Overview

As a reminder, we hold leases and 100% operating control over the world class asset St. Johns Field, a 170,500 gross acre property in Apache County, Arizona. Our initial development plan consists of tapping the northern area of the field, to which independent third-party Hass & Cobb attributes 10.3 billion cubic feet ("BCF”) of contingent helium resources and 39.5 million tons of contingent beverage grade CO2.

Those same independent third-party engineering reports from Hass & Cobb estimate 33 billion cubic feet of recoverable helium, with a PV10 value of $1.06B based on the fixed-price offtake contracts with industrial gas distribution and marketing companies during the pilot production phase. They also estimate 450+ million tons of CO2, with a PV10 value of $2.3B. The initial phase of field development will focus on the zones where helium concentrations are highest. CO2 offtake is expected to be contracted for fixed-terms with price escalators to industrial gas distributors for a proportion of each processing plant’s capacity, retaining optionality for others in time. Helium and CO2 produced from the St. Johns Dome contain no hydrocarbon contamination, making it a strong solution for the ongoing supply shortage for food and beverage grade CO2.

Market Conditions

Our exclusive resource rights in St. Johns Field could impact international supply dynamics, as helium is a key essential element in many modern technologies including space and satellite applications, data centers and quantum computing, semiconductor manufacturing and MRI machines. The demand for helium was estimated at 5.9 billion cubic feet (Bcf) for 2023 and is expected to increase to 8 Bcf by 2030, according to Gasworld. The U.S. has been a leading producer of helium, with a current market share of roughly 40% of global production, but expected to decrease to about 30% by 2030. The next leading producers of helium have been Russia, Algeria and Qatar – each subject to geopolitical risks and ongoing supply side uncertainty. Helium production is highly consolidated with 5 ﬁelds, accessible to only 9 companies, supplying 80% of global demand.

CO2 is in constant demand, with the U.S. market size valued at $3.2 billion in 2021 and expected to grow at a CAGR of 8.4% through 2030, according to Grandview Research. Food and beverage grade CO2 represents 34% of the US market, commonly utilized for carbonating soft drinks and beer. Food and beverage grade CO2 must meet strict quality standards to ensure safety and taste in the final beverage product, often involving purification processes by manufacturers. Shortages due to supply chain disruptions and reliability issues for supplies where CO2 is a byproduct of another industrial process have created a market ripe for new reliable suppliers.

Operational and Corporate Updates

We completed the installation of our first pilot helium processing plant with processing capacity of approximately 4 million cubic feet per day of inlet gas and commenced production, generating our first helium revenues during the third quarter of 2023. However, after data gathering and the learnings of operating at pilot scale, we idled the pilot plant in June 2024. As many may know, pilot plants are inherently not suitable for production at scale due to intrinsic design limitations.

Looking ahead, we are taking a modular approach to scaling up Proton Green, with production expected to be added on a ‘plant by plant” basis, providing a straightforward, defined and highly repeatable process whenever we are prepared to increase production. Our first plant – Plant 1 – is expected begin production by early 2026 at a rate of ~50 thousand cubic feet per day (“mcfd”) of helium and a further ~500 tons per day (“tpd”) of CO2.

At illustrative helium pricing of $400/mcf and CO2 pricing of $150/ton, it could produce $35 million in gross revenue annually with an initial CapEx investment of just $27 million. Furthermore, each plant is designed with low cost debottlenecking opportunities to double capacity for an investment of $6 million. The pace of installation will rely upon availability of external financing and negotiation of long-term sales agreements, both of which we are actively working to address. We have settled on the optimum plant design and expect to contract for the supply of our first modular plant shortly.

To help guide the company, we recently announced the Board’s intention to appoint respected finance leader Terrence F. Martell, Ph.D. to Board of Directors at our next annual meeting of shareholders. Terrence is a Saxe Distinguished Professor of Finance at Baruch College/CUNY, bringing a significant base of finance and corporate governance expertise to the Proton Green Board. Concurrently, he serves as Chairman of Intercontinental Exchange ("ICE") Clear US - the US clearing house for ICE's futures and options trading - as well as a Director of ICE Clear Credit and Vice Chair of ICE Futures U.S. We are sure to benefit from his insights and contributions in the quarters to come.

National Exchange Uplist

Looking ahead, we realize the importance of establishing more regular communications with the investment community as well as building a best-in-class investor relations and corporate communications program. To that end, we have engaged MZ Group as advisors to lead a comprehensive investor relations and financial communications program across all key markets.

Concurrently, we have prioritized a near-term uplisting to the New York Stock Exchange with ticker symbol “PRTN” reserved, which we believe will further broaden our potential investor base and liquidity. Moving to a U.S. national exchange would represent a significant milestone for Proton Green which we expect to corporate visibility, improve liquidity, and raise awareness of our company in the financial markets.

Final Thoughts

Our near-term focus on funding, uplisting, creating a clear development plan and strengthening management have positioned the company for success. We have been working tirelessly to drive the development and commercialization of our modular, scalable production plan and price hedged offtake strategy. Taken together, these efforts have created the potential for high of operational execution on our path to commercialization in 2025. The entire team remains incredibly confident in our path ahead, and we look forward to additional operational momentum in the months to come.

Sincerely,

Steven Looper
Chief Executive Officer of Proton Green

About Proton Green, LLC

Proton Green LLC (OTC: CYRB) is an operator of one of the largest Helium and beverage grade CO2 reservoirs in North America. Following successful pilot drilling initiatives, the Company is poised to leverage its exclusive production rights to St. Johns Field – a 170,500 acre property in Arizona with a reservoir holding 33 billion cubic feet of helium as well as a 450 million tons of CO2 – to emerge as a leading North American producer of these high-demand industrial gases. Notably, both Helium and CO2 produced at St. John’s Field contain no hydrocarbon component. To learn more, please visit our website at www.protongreen.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings we make with the U.S. Securities and Exchange Commission, all of which are available at www. sec.gov. Any forward-looking statement made in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:
Lucas A. Zimmerman
Managing Director
MZ Group - MZ North America
(949) 259-4987
PRTN@mzgroup.us
www.mzgroup.us